Exhibit 15.3

Our ref	JVZ/831361-000001/87737405v1
E-mail	jessica,zhan@maples.com

Big Tree Cloud Holdings Limited

Building B4, Qianhai Shengang Fund Town

Nanshan District, Shenzhen 518052, China

26 October 2026

Dear Sirs

Big Tree Cloud Holdings Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Big Tree Cloud Holdings Limited, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 30 June 2026 (“Form 20-F”).

We hereby consent to the reference of our firm under the heading “Item 10. Additional Information – 10.E. Taxation – Cayman Islands Tax Considerations” in the Form 20-F

We consent to the filing with the SEC of this consent letter as an exhibit to the annual report on Form 20-F. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP